Exhibit 10.2

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Stock Agreement”), dated as of May 5, 2011 (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and Anders Gustafsson (the “Participant”), relating to restricted stock granted under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”). Capitalized terms used in this Stock Agreement without definition shall have the meanings ascribed to such terms in the Plan.

1. Grant of Restricted Stock.

(a) Grant. Subject to the provisions of this Stock Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date              shares of the Company’s Class A Common Stock, $.01 par value per share (the “Restricted Stock”). This Stock Agreement shall be null and void unless the Participant accepts this Stock Agreement by either (i) electronically accepting this Stock Agreement through the Company’s electronic delivery and acceptance process operated by e*Trade or (ii) executing this Stock Agreement in the space provided below and returning it to the Company not later than June 4, 2011.

(b) Nontransferability. Except as otherwise permitted under the Plan or this Stock Agreement, the Restricted Stock granted hereunder shall be non-transferable by the Participant during the Period of Restriction set forth under Section 2 of this Stock Agreement.

2. Vesting of Restricted Stock.

(a) Period of Restriction. The Restricted Stock shall be forfeitable and non-transferable during the Period of Restriction. The “Period of Restriction” with respect to the Restricted Stock shall begin on the Grant Date and end at the close of business on May 5, 2014 (the “Vesting Date”); provided, however, except as otherwise provided for under this Stock Agreement, that the Participant must remain employed by the Company or any Subsidiary continuously through the Period of Restriction.

(b) Additional Vesting Rules. Notwithstanding Section 2(a) hereof, the Restricted Stock shall be subject to the following additional vesting rules in the following circumstances:

(i) Death, Disability, Good Reason or Termination by the Company or any Subsidiary other than for Cause. Notwithstanding the Employment Agreement between the Company and the Participant effective as of September 4, 2007, as amended (the “Employment Agreement”), and unless otherwise determined by the Board of Directors of the Company or the Compensation Committee of the Board of Directors, in the event the Participant’s employment with the Company and its Subsidiaries is terminated due to death or Disability, or by reason of the Participant’s resignation for Good Reason, or by the Company and/or any Subsidiary other than for Cause, the number of shares of Restricted Stock that shall be vested as of the date of the Participant’s termination of employment shall equal the number obtained by multiplying              by a fraction, the numerator of which is the number of days from but excluding the Grant Date and to and including the date of the Participant’s termination of employment, and the denominator of which is 1096. For purposes of this Stock Agreement, “Good Reason” and “Cause” have the meanings assigned to them in the Participant’s Employment Agreement.

(ii) Other Termination of Employment. In the event the Participant’s employment with the Company and its Subsidiaries is terminated for any reason other than as provided in Section 2(b)(i), any unvested Restricted Stock as of the effective date of the Participant’s termination of employment shall immediately be forfeited to the Company.

3. Rights While Holding Restricted Stock.

(a) Custody and Availability of Shares. The Company shall hold the shares of Restricted Stock subject to this Agreement in uncertificated, book-entry form registered in the Participant’s name until the Restricted Stock shall have vested, in whole or in part, pursuant to Section 2. Subject to Section 4, if and to the extent shares of Restricted Stock become vested, the Company shall remove or cause the removal of the restrictions on transfer of such shares arising from this Stock Agreement. Such unrestricted shares shall be made available to the Participant in uncertificated, book-entry form registered in the Participant’s name.

(b) Rights as a Stockholder. During the period that shares of Restricted Stock remain unvested, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock including, but not limited to, the right to receive dividends paid on the shares of Restricted Stock and the full right to vote such shares.

(c) Section 83(b) Election. The Participant is not permitted to make a Section 83(b) election with respect to the Restricted Stock.

(d) Compliance with Federal and State Law. The Company may postpone issuing and delivering any Restricted Stock for so long as the Company reasonably determines to be necessary to satisfy the following:

(i) its completing or amending any securities registration or qualification of the Restricted Stock or it or the Participant satisfying any exemption from registration under any federal or state law, rule, or regulation;

(ii) the Participant complying with any requests for representations under the Plan;

(iii) the Participant complying with any federal, state, or local tax withholding obligations; and

(iv) its deferring payment of any amount that it reasonably determines would not be deductible under Code Section 162(m) until the earlier of:

(A)	the earliest date on which the Company reasonably determines that the deductibility of the payment will not be limited; or

(B)	the year following the Participant’s termination of employment.

4. Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the issuance of the Restricted Stock, the Participant shall be required to pay such amount to the Company, as provided under Section 17 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the Restricted Stock and its vesting.

5. Change in Control. Subject to Section 15 of the Plan:

(a) Notwithstanding any provision in this Agreement, in the event of a Change in Control pursuant to Section 2.5(c) or (d) of the Plan in connection with which holders of Shares may receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (and disregarding the payment of cash in lieu of fractional shares), the Period of Restriction applicable to the Restricted Stock shall lapse as of the effective date of the Change in Control and there shall be substituted for each such vested Share the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control.

(b) Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control pursuant to Section 2.5(a) or (b) of the Plan, or in the event of a Change in Control pursuant to Section 2.5(c) or (d) of the Plan as to which Section 5(a) above does not apply, this grant shall be surrendered to the Company by the Participant, and this grant shall immediately be canceled by the Company, and the Participant shall receive, within 30 days following the effective date of the Change in Control, a cash payment from the Company in an amount equal to the number of Shares of unvested Restricted Stock as of the effective date of the Change in Control, multiplied by the greater of (i) the highest per Share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (ii) the Fair Market Value of a Share on the effective date of the Change in Control.

6. Confidentiality, Non-Solicitation and Non-Compete. The Participant agrees to, understands and acknowledges the following:

(a) Confidential Information. The Participant will be furnished, use or otherwise have access to certain Confidential Information of the Company and/or a Subsidiary. For purposes of this Stock Agreement, “Confidential Information” means any and all financial, technical, commercial or other information concerning the business and affairs of the Company and/or a Subsidiary that is confidential and proprietary to the Company and/or a Subsidiary, including without limitation,

(i) information relating to the Company’s or Subsidiary’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information;

(ii) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company and/or a Subsidiary;

(iii) the Company’s or Subsidiary’s proprietary programs, processes or software, consisting of but, not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv) the subject matter of the Company’s or Subsidiary’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v) other confidential and proprietary information or documents relating to the Company’s or Subsidiary’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

The Company and its Subsidiaries devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business, and the Company and its Subsidiaries diligently maintains the secrecy and confidentiality of their Confidential Information. Each and every component of the Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. While employed by the Company and/or Subsidiary and thereafter, the Participant will hold in the strictest confidence and not use in any manner which is detrimental to the Company or its Subsidiaries or disclose to any individual or entity any Confidential Information, except as may be required by the Company or its Subsidiaries in connection with the Participant’s employment.

All Company Materials are and will be the sole property of the Company and/or Subsidiary. The Participant agrees that during and after his or her employment by the Company and/or Subsidiary, the Participant will not remove any Company Materials from the business premises of the Company or a Subsidiary or deliver any Company Materials to any person or entity outside the Company or a Subsidiary, except as the Participant is required to do so in connection with performing the duties of his or her employment. The Participant further agrees that, immediately upon the termination of his or her employment for any reason, or during the Participant’s employment if so requested by the Company, the Participant will return all Company Materials and other physical property, and any reproduction thereof, excepting only the Participant’s copy of this Agreement. For purposes of this Stock Agreement, “Company Materials” means documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company and/or any Subsidiary, whether such documents have been prepared by the Participant or by others.

(b) Non-Solicitation and Non-Compete. Notwithstanding any provision of this Stock Agreement, if at any time prior to the date that is one year after the date of vesting of all or any portion of the Restricted Stock, the Participant, directly or indirectly:

(i) breaches or violates Section 6(a) of this Stock Agreement; or

(ii) employs, recruits or solicits for employment any person who is (or was within six (6) months prior to the Participant’s employment termination date) an employee of the Company and/or any Subsidiary; or

(iii) accepts employment or engages in a competing business which may require contact, solicitation, interference or diverting of any of the Company’s or any Subsidiary’s customers, or that may result in the disclosure, divulging, or other use, of Confidential Information or Company Materials acquired during the Participant’s employment with the Company or any Subsidiary; or

(iv) solicits or encourages any customer, vendor or potential customer or vendor of the Company or any Subsidiary with whom the Participant had contact while employed by the Company or any Subsidiary to terminate or otherwise alter his, her or its relationship with the Company or any Subsidiary. The Participant understands that any person or entity that the Participant contacted during the twelve (12) months prior to the date of the Participant’s termination of employment for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company to whom the Company or a Subsidiary has a protectable proprietary interest;

the unvested Restricted Stock shall be forfeited automatically on the date the Participant engages in such activity and then the Participant shall pay the Company, within five business days of receipt by the Participant of a written demand therefor, an amount in cash determined by multiplying the number of Shares of Restricted Stock subject to this Stock Agreement which vested within the one-year period described above by the Fair Market Value of a Share, determined as of the date of vesting.

(c) Remedies for Violation.

(i) Injunctive Action. Participant acknowledges that if he or she violates the terms of this Section 6 the injury that would be suffered by the Company and/or a Subsidiary as a result of a breach of the provisions of this Stock Agreement (including any provision of Section 6(a) or (b) hereof) would be irreparable and that an award of monetary damages to the Company and/or a Subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a Subsidiary will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Stock Agreement, and the Company and/or a Subsidiary will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or a Subsidiary’s rights under this Section(c) (or Sections 6(a) or (b) hereof) or any other remedies of the Company or a Subsidiary, if the Participant breaches any of the provisions of Sections(a) or (b) hereof, the Company will have the right to cancel this Stock Agreement.

(ii) Forfeiture of Restricted Stock. In addition to the rights available to the Company and its Subsidiaries under Section 6(c)(i) hereof, if the Participant violates the terms of this Section 6 at any time, the Participant, without any further action by the Company or the Participant, shall forfeit, as of the first day of any such violation, all right, title and interest to unvested Restricted Stock and the Company further shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company or any Subsidiary in enforcing the Company’s or a Subsidiary’s rights under this Section 6. By accepting this Restricted Stock grant, the Participant hereby consents to a deduction from any amounts the Company or any Subsidiary owes to the Participant from time to time (including amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Participant by the Company or any Subsidiary), unless such amount is subject to Section 409A of the Code, to the extent of any amounts that the Participant owes to the Company under this Section 6. In addition to any injunctive relief sought under Section 6(c)(i) hereof and whether or not the Company or any Subsidiary elects to make any set-off in whole or in part, if the Company or any Subsidiary does not recover by means of set-off the full amount the Participant owes to the Company or any Subsidiary, calculated as set forth in this Section 6(c)(ii), the Participant agrees to immediately pay the unpaid balance to the Company or any Subsidiary.

(d) Enforceability of Restrictive Covenants. The scope and duration of the restrictive covenants contained in this Stock Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Subsidiaries.

(e) Written Acknowledgement by Participant. The Committee, in its sole discretion, may require the Participant, as a condition to lapsing any restriction on the Restricted Stock, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.

7. Miscellaneous Provisions.

(a) No Service or Employment Rights. No provision of this Stock Agreement or of the Restricted Stock granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.

(b) Plan Document Governs. The Restricted Stock is granted pursuant to the Plan, and the Restricted Stock and this Stock Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Stock Agreement by reference or are expressly cited. Any inconsistency between the Stock Agreement and the Plan shall be resolved in favor of the Plan. Participant hereby acknowledges receipt of a copy of the Plan.

(c) Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Stock Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate or exercised by the Participant’s estate.

(d) Administration. This Stock Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Stock Agreement, all of which shall be binding upon the Participant.

(e) No Vested Right In Future Awards. Participant acknowledges and agrees (by executing this Stock Agreement) that the granting of Restricted Stock under this Stock Agreement is made on a fully discretionary basis by the Company and that this Stock Agreement does not lead to a vested right to further restricted stock or other awards in the future.

(f) Use Of Personal Data. By executing this Stock Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

(g) Severability. In the event that any provision of this Stock Agreement (including, without limitations, the provisions of Section 6 hereof) are held to be unenforceable under applicable law to any extent, such provision(s) shall, to that extent, be excluded from this Stock Agreement and the balance of the Stock Agreement shall be interpreted as if such provision(s) were so excluded to that extent and shall be enforceable in accordance with its terms.

(h) Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

(i) Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address (including any electronic mail address) as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time. The Participant hereby consents to electronic delivery of any notices that may be made hereunder.

(j) Counterparts. This Stock Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

(k) Successors and Assigns. This Stock Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

(l) Governing Law. This Stock Agreement and the Restricted Stock granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.

(m) Entire Agreement. This Stock Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

(n) Amendment. Any amendment to this Stock Agreement shall be in writing and signed by an executive officer of the Company or the Director of Compensation and Benefits.

(o) Headings. The headings contained in this Stock Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Stock Agreement.

IN WITNESS WHEREOF, the Company has caused this Stock Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION		PARTICIPANT

By:		Signed:
Name:	Joanne Townsend	Name:	Anders Gustafsson
Title:	Vice President, Human Resources	Title:	Chief Executive Officer